Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-118941, No. 333-108359, No. 333-101165, No. 333-100023 and No. 333-124098, Form S-4 No. 333-123399, and Form S-8 No. 333-83872) of Inergy L.P. and in the related Prospectuses and the Registration Statement (Form S-3 No. 333-118941-02 and Form S-4 No. 333-123399-07) of Inergy Finance Corp. and the related Prospectus of our report dated December 8, 2005, with respect to the consolidated financial statements and schedule of Inergy L.P. and subsidiaries, Inergy L.P. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting of Inergy, L.P. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended September 30, 2005.

/s/ Ernst & Young LLP

Kansas City, Missouri